EXHIBIT 99.1

Utah Medical Products, Inc. Reports Financial Performance for First Quarter 2012

Contact: Paul Richins	April 25, 2012
(801) 566-1200

Salt Lake City, Utah – In the first calendar quarter (1Q) of 2012, Utah Medical Products, Inc. (Nasdaq: UTMD) achieved substantial growth in revenues and profits compared to the same quarter in the prior year. Changes in income statement results compared to the same time period in the prior calendar year were as follows:

Sales:	+65%
Gross Profit:	+82%
Operating Income:	+91%
Net Income:	+109%
Earnings Per Share:	+106%

Earnings per share for the most recent twelve months (TTM) were $2.42.

As investors may recall, UTMD acquired Femcare Holdings Limited (“Femcare”) of the United Kingdom, including its trading subsidiaries, Femcare-Nikomed Ltd. of Southampton, England and Femcare Australia on March 18, 2011. The comparison between 1Q 2012 and 1Q 2011 is skewed by the fact that only a few days of business activity of Femcare is included in 1Q 2011 financial results. In addition, in 1Q 2011 there were substantial acquisition expenses which were not repeated in 1Q 2012 results.

As an alternative comparison, the following table compares 1Q 2012 performance with the average quarterly performance during the last three quarters of 2011, during which time Femcare’s trading results were fully part of UTMD’s financial results:

		1Q 2012	2Q 2011 – 4Q 2011 Quarterly Average
Sales:	+8%	$11,206	$10,356
Gross Profit:	+8%	6,738	6,230
Operating Income:	+27%	4,115	3,228
Net Income:	+38%	2,789	2,026
Earnings Per Share:	+37%	.759	.555

Currency amounts throughout this report are in thousands, except per share amounts and where noted.

Profit margins for 1Q 2012 compared to the same quarter in the prior year (1Q 2011), and to the average for the last three quarters of 2011 follow:

	1Q 2012 (JAN – MAR)	2Q 2011 – 4Q 2011 (APR – DEC)	1Q 2011 (JAN – MAR)
Gross Profit Margin (gross profits/ sales):	60.1%	60.2%	54.6%
Operating Profit Margin (operating profits/ sales):	36.7%	31.2%	31.8%
Net Profit Margin (profit after taxes/ sales):	24.9%	19.6%	19.7%

According to CEO Kevin Cornwell, “As UTMD states in its quarterly SEC Form 10-Q disclosures, ‘Because of the relatively short span of time, results for any given three month period in comparison with any previous three month period may not be indicative of comparative results for the year as a whole.’

I think that this might be particularly applicable to 1Q 2012 results. In 1Q 2012, a couple of UTMD’s largest OEM/international distributor customers purchased substantially more than their prior quarterly averages. With the addition of Femcare, UTMD has a greater proportion of its total sales each quarter going to OEM customers and/or international distributors which purchase in larger order quantities, and/or at less frequent intervals, than end-users do. For example, in the year just prior to UTMD acquiring Femcare, OEM and international distributor sales were about 36% of total sales. In 1Q 2012, OEM and international distributor sales (non-end user sales) were about 50% of total sales. Looking forward, this will result in more choppy revenues quarter-to-quarter than in the past. Considering the 1Q 2012 revenue results, I expect that 2Q 2012 sales may be closer to $10 million.

I think the important evidence that the 1Q 2012 results provide is the leverage in profits which occurs when UTMD’s sales increase. Previously, UTMD projected eps for the year 2012 in the range of $2.35 – $2.40, a 15% – 18% increase compared to 2011. The excellent 1Q 2012 results allow us to bump that up a bit to $2.40 - $2.45, an 18% - 20% increase compared to 2011.”

Sales.

Comparing 1Q 2012 to 1Q 2011 global sales in product categories, blood pressure monitoring device & components (BPM) sales were up 2%, neonatal device sales were down 6%, gynecology/ electrosurgery device sales were up 238% and obstetrics device sales were down 13%. All of Femcare’s devices are in the gynecology/ electrosurgery product category.

International sales were up 116%, and domestic sales were up 34%. UTMD’s Ireland subsidiary shipments were up 41%, allowing it to reduce inventories that had been accumulated during more slack demand in 2011.

Compared to 1Q 2011, domestic direct sales of finished devices to U.S. end-users were 9% lower in 1Q 2012, as hospital utilization rates of specialty devices declined. Domestic OEM sales in 1Q 2012 increased 595% compared to 1Q 2011. In 1Q 2011, there were no sales to UTMD’s current largest domestic OEM customer, CooperSurgical, Inc. (Cooper). Femcare has a U.S. distribution agreement with Cooper for its Filshie Clip System. As a good example of the uneven quarterly demand pattern that can occur with OEM customers, UTMD projects that Cooper will purchase about $1 million less in 2Q 2012 than it did in 1Q 2012.

Gross Profit.

UTMD’s gross profit margin (GPM), gross profits divided by sales, improved compared to 1Q 2011 primarily because of the addition of higher margin Femcare device sales.

Operating Income.

Operating expenses, comprised of G&A, S&M and R&D expenses, were $2,623 in 1Q 2012 (23.4% of sales), compared to $1,552 in 1Q 2011 (22.8% of sales). Average quarterly operating expenses over the last three quarters of 2011 were $3,002 (29.0% of sales), comprised of $2,077 G&A (20.1% of sales), $786 S&M (7.6% of sales) and $139 R&D (1.3% of sales). G&A expenses were $1,827 (16.3% of sales) in 1Q 2012 compared to $994 (14.6% of sales) in 1Q 2011. The G&A expenses in 1Q 2012 included $635 (5.7% of sales) of expense from the amortization of identifiable intangible assets resulting from the Femcare acquisition, which were only $95 (1.4% of sales) in 1Q 2011. Acquisition expenses of $251 (3.7% of sales) were included in 1Q 2011 G&A operating expenses. There were no acquisition expenses in 1Q 2012. S&M expenses were $651 (5.8% of sales) in 1Q 2012 compared to $458 (6.7% of sales) in 1Q 2011. R&D expenses were $146 (1.3% of sales) in 1Q 2012 compared to $101 (1.5% of sales) in 1Q 2011.

UTMD’s operating profit margin (OPM), operating income divided by sales, improved compared to 1Q 2011 as a result of the improvement in GPM combined with the lack of the Femcare acquisition expenses which were incurred in the previous year. The OPM improved compared to the previous three quarters due to 1) higher sales volume over which operating expenses were spread, and 2) the assimilation of previous Femcare G&A expenses into UTMD’s expense structure.

Income Before Tax.

Income before taxes (EBT) result from subtracting UTMD’s net non-operating expense (NOE) from its operating income. NOE includes loan interest, bank fees and excise taxes minus non-operating income from rent of underutilized property, investment income and royalties received from licensing the Company’s technology. NOE in 1Q 2012 was $178 compared to $15 in 1Q 2011. The difference was primarily due to interest on loans obtained to help finance the acquisition of Femcare. 1Q 2012 interest expense was $189. 1Q 2011 interest expense was $46. The average quarterly interest on debt during the last three quarters of 2011 was $270. Consolidated EBT was $3,937 in 1Q 2012 compared to $2,142 in 1Q 2011, and $2,979 on the average over the last three quarters of 2011. The EBT of UTMD Ltd. (Ireland) was €122 in 1Q 2012 compared to €66 in 1Q 2011. The EBT of Femcare (Femcare-Nikomed, Ltd., UK and Femcare Australia) was £1,277 in 1Q 2012 compared to £66 in 1Q 2011. The respective EBT margins (EBT divided by sales) of UTMD Ltd. (Ireland) were 14.3% in 1Q 2012 and 11.2% in 1Q 2011. The respective EBT margins of Femcare were 37.5% in 1Q 2012 and 21.6% in 1Q 2011. Excluding the noncash effects of depreciation, amortization of intangible assets and stock option expense, 1Q 2012 and TTM consolidated EBT plus interest expense were $4,966 and $17,293, respectively.

Net Income.

UTMD’s net profit margin (NPM), net income divided by sales, was 24.9% in 1Q 2012 compared to 19.7% in 1Q 2011. The average quarterly NPM over the last three quarters of 2011 was 19.6%. The substantial improvement in 1Q 2012 NPM compared to the prior periods was due to the improvement in OPMs described above, progressively lower interest expense as UTMD repaid debt it obtained when financing the Femcare acquisition, a shift in profit mix toward lower taxed sovereignties and a lower corporate income tax rate in the UK. The average consolidated income tax provisions (as a % of earnings before tax) in 1Q 2012, the last three quarters of 2011 and 1Q 2011 were 29.2%, 32.0% and 37.6%, respectively. Because Femcare was acquired near the end of 1Q 2011 and UTMD Ltd (Ireland)’s performance was lower in 2011, almost all of earnings before income taxes in 1Q 2011 were taxed at the U.S. rate, the highest corporate income tax of all the sovereignties in which UTMD now pays income taxes: Australia, Ireland, the UK and the U.S. In addition, almost all of the acquisition expenses in 1Q 2011 were not tax deductible.

The lower tax provision rate during the last three quarters of 2011 compared to 1Q 2011 was the result of the added portion of earnings before tax from Femcare (UK and Australia), and a lower UK income tax rate. The corporate income tax rate in the UK changed from 28% to 26% on April 1, 2011. The income tax rate in Australia has been and remains 30%. UTMD’s combined state and federal income tax rate in the U.S. is about 36% after all allowable deductions.

In 1Q 2012, a greater contribution to EBT by UTMD Ltd (Ireland) at the lowest tax rate of all, 10% on profits generated from export of goods manufactured in Ireland, in addition to improved profitability in the UK, reduced the average tax provision rate further. As of April 1, 2012, the UK corporate tax rate was reduced again, from 26% to 25%, which will further benefit UTMD’s NPM during the remainder of 2012.

Earnings per share (EPS).

EPS increased slightly less than net income due to the exercise of employee options and the higher dilution factor applied to unexercised options as a result of a higher average market price of UTMD stock. Diluted shares used to calculate EPS increased to 3,674,900 in 1Q 2012 from 3,631,800 in 1Q 2011. The number of shares added as a dilution factor in 1Q 2012 was 25,900 compared to 11,800 in 1Q 2011.

Outstanding shares at the end of 1Q 2012 were 3,668,200. The number of shares used for calculating earnings per share was higher than ending shares because of a time-weighted calculation of average outstanding shares plus dilution from unexercised employee and director options. The total number of outstanding unexercised employee and outside director options at March 31, 2012 was 202,000 shares at an average exercise price of $25.75/ share, including shares awarded but not vested. This compares to 278,800 unexercised option shares outstanding at March 31, 2011.

During both 1Q 2012 and 1Q 2011, UTMD did not repurchase its shares in the open market. The Company retains the financial ability for repurchasing its shares when they seem undervalued. The closing share price at the end of 1Q 2012 was $31.10 compared to $27.00 at the end of calendar 2011, and $28.90 at the end of 1Q 2011.

Balance Sheet.

There were a few significant changes in UTMD’s Balance Sheet at March 31, 2012 from March 31, 2011 which was shortly after UTMD’s acquisition of Femcare. From a year earlier, current assets increased almost $2.4 million (including an increase in cash & investments of $1.1 million), intangible assets declined $3.6 million and debt principal declined $8.4 million. Shareholders’ Equity increased $6.1 million net of cash payments of dividends to shareholders of $3.4 million. In the four calendar quarters following the acquisition, UTMD repaid 29% of the loan principal provided by JP Morgan Chase to acquire Femcare. Continuing to repay the debt at a rate faster than that required remains a priority for the rest of 2012.

Financial ratios as of March 31, 2012 which may be of interest to shareholders follow:

1)	Current Ratio = 1.7
2)	Days in Trade Receivables (based on 1Q 2012 sales activity) = 46
3)	Average Inventory Turns (based on 1Q 2012 CGS) = 3.6
4)	2012 YTD ROE = 26%

Investors are cautioned that this press release contains forward looking statements and that actual events may differ from those projected. Risk factors that could cause results to differ materially from those projected include market acceptance of products, timing of regulatory approval of new products, regulatory intervention in current operations, government healthcare “reforms”, the Company’s ability to efficiently manufacture, market, and sell its products, among other factors that have been and will be outlined in UTMD’s public disclosure filings with the SEC.

Utah Medical Products, Inc., with particular interest in health care for women and their babies, develops, manufactures, assembles and markets a broad range of disposable and reusable specialty medical devices designed for better health outcomes for patients and their care-providers. For more information about Utah Medical Products, Inc., visit UTMD’s website at www.utahmed.com.

Utah Medical Products, Inc.

INCOME STATEMENT, First Quarter ended March 31 (in thousands except earnings per share):

	1Q 2012	1Q 2011	Percent Change
Net Sales	$11,206	$6,793	+65%
Gross Profit	6,738	3,710	+82%
Operating Income	4,115	2,158	+91%
Income Before Tax	3,937	2,142	+84%
Net Income	2,789	1,336	+109%
Earnings Per Share	$0.759	$0.368	+106%
Shares Outstanding (diluted)	3,675	3,632

BALANCE SHEET
(in thousands)	(unaudited) MAR 31, 2012	(audited) DEC 31, 2011	(unaudited) MAR 31, 2011
Assets
Cash & Investments	$8,239	$6,599	$7,096
Accounts & Other Receivables, Net	6,065	4,734	5,077
Inventories	4,835	5,005	4,596
Other Current Assets	853	678	854
Total Current Assets	19,992	17,016	17,623
Property & Equipment, Net	8,813	8,805	9,482
Intangible Assets, Net	51,162	50,568	54,798
Total Assets	$79,967	$76,389	$81,903
Liabilities & Shareholders’ Equity
A/P & Accrued Liabilities	$6,317	$4,201	$5,440
Current Portion of Notes Payable	5,485	5,430	5,584
Total Current Liabilities	11,802	9,631	11,024
Notes Payable (excluding current portion)	14,042	16,242	22,326
Other LT Liabilities	446	434	500
Deferred Tax Liability – Intangibles	8,379	8,549	8,995
Deferred Revenue and Income Taxes	768	777	665
Stockholders’ Equity	44,530	40,756	38,393
Total Liabilities & Shareholders’ Equity	$79,967	$76,389	$81,903